Exhibit 99.1

Citadel Broadcasting Corporation Reports 2010 Fourth Quarter and Full Year Results

•	Consolidated net revenue was $739.6 million for the year ended December 31, 2010, a $16.0 million, or 2.2%, increase over 2009

•	For the year ended December 31, 2010, net revenue for radio stations (Radio Markets segment) increased 4.1%

•	For 2010, Adjusted EBITDA was $251.2 million compared to $196.3 million in 2009, a $54.9 million increase, or 28.0%

•	Free Cash Flow in 2010 increased to $169.8 million, or 77.7%, from $95.5 million in 2009

•

After successfully emerging from bankruptcy in under six months in June 2010, the Company refinanced its debt in December 2010 which is expected to reduce interest costs by approximately $35 million annually

•

On March 10, 2011, the Company announced that it had entered into a definitive merger agreement with Cumulus Media, Inc. (NASDAQ: CMLS) under which Cumulus would acquire the Company for $37.00 per share in a combination of cash and Cumulus stock. More detailed information about the merger can be found in the Company’s Form 8-K filed on March 11, 2011

Las Vegas, Nevada –March 30, 2011 – Citadel Broadcasting Corporation (OTCBB: CDELA, CDELB, & CDDGW) today reported certain results for the quarter and year ended December 31, 2010.

The discussion and analysis below of the Company’s results for the year ended December 31, 2010 combines the results of the Company in 2010 prior to its emergence from bankruptcy through May 31, 2010 (the “Predecessor”), with the results of the Company following its emergence from bankruptcy, from June 1, 2010 through December 31, 2010 (the “Successor”). This presentation is not in accordance with accounting principles generally accepted in the United States as the periods are not comparable since the Company’s emergence from bankruptcy resulted in a new reporting entity. However, the Company believes the combined results allow for a meaningful comparison of the fourth quarter 2010 of the Successor to the Predecessor’s 2009 fourth quarter and of twelve months ended December 31, 2010, both Predecessor and Successor, to the twelve months ended December 31, 2009 of the Predecessor. For more information regarding the Predecessor and Successor results, please see the Company’s Form 10-K for the year ended December 31, 2010.

	Successor	Predecessor	Predecessor & Successor	Predecessor
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
		(In thousands)

Net revenue	$191,511	$192,858	$739,566	$723,620
Operating income (loss)	25,147	49,533	152,224	(842,339)
Segment operating income	73,753	65,443	272,159	218,501

Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation, commented: “In spite of the Company operating in bankruptcy for the first five months of 2010 and the disruptions that resulted from operating in a bankruptcy environment, the Company reported a full year 2010 Adjusted EBITDA of $251.2 million, an increase of $54.9 million, or 28.0%, compared to 2009. I am particularly grateful to Citadel’s dedicated employees, who have been instrumental in creating substantial value since the Company’s reorganization in June 2010. The Company also reinstated its 401(k) match for its employees for 2010. Our radio stations reported revenue growth of over 4% and segment operating income growth of over 18% for the year. In addition, we made changes to our network business in 2010 that significantly increased segment operating income from $3.6 million in 2009 to $17.5 million in 2010, a $14.0 million increase, or 393%. Throughout 2009 and 2010, the Company has been focused on eliminating marginal or unprofitable shows, which, while contributing to lower revenues, resulted in expense savings which more than offset the lower revenues.

The Company ended the year with a strong balance sheet and low leverage and in December 2010, was able to complete a refinancing, which is expected to save approximately $35 million in interest costs during 2011. The revenue increase and cost reductions reflected in 2010 operations resulted in free cash flow of $169.8 million, a 78% increase, for 2010. The Company also had cash at year end of $111.6 million.”

Fourth Quarter 2010 Results

Net revenue for the fourth quarter of 2010 was $191.5 million as compared to $192.9 million for the fourth quarter of 2009, a decrease of $1.4 million, or 0.7%. This decrease was due to a $4.9 million revenue decrease at our Radio Network segment partially offset by a $3.7 million revenue increase at our Radio Markets segment. The decrease in Radio Network revenue was due in part to the elimination of certain unprofitable programs in 2009 and 2010 as well as lower revenue from our news-related radar networks. Fourth quarter 2010 revenue at the Radio Markets was negatively impacted by the nonrenewal of the Oakland Raiders football contract and the termination of a local marketing agreement to operate a station in Knoxville, TN. Excluding the impact of the above, revenue at the Radio Markets increased by 3.3%.

Operating income for the fourth quarter of 2010 was $25.1 million as compared to $49.5 million in the corresponding 2009 period, a decrease of $24.4 million, or 49.3%. Operating income for the fourth quarter of 2010 reflects higher depreciation and amortization as a result of the application of fresh-start accounting, which required the Company to fair value its assets and liabilities as of May 31, 2010, the fresh-start date.

Segment operating income (a non-GAAP financial measure, which we generally define as operating income (loss) adjusted to exclude depreciation and amortization, asset impairment charges, non-cash compensation, corporate general and administrative expenses, local marketing agreement fees, and other, net) was $73.8 million for the fourth quarter of 2010, compared to $65.4 million for the fourth quarter of 2009. This increase of $8.4 million, or 12.8%, was due to a $9.3 million increase, or 15.7%, at our Radio Markets segment partially offset by a $1.0 million decrease at our Radio Network segment.

Adjusted EBITDA (a non-GAAP financial measure, which we define as segment operating income less local marketing agreement fees and corporate general and administrative expenses, exclusive of non-cash compensation) was $68.2 million for the fourth quarter of 2010 compared to $59.3 million for the fourth quarter of 2009, a $8.9 million increase, or 15.0%.

Full Year 2010 Results

Net revenue for the year ended December 31, 2010 was $739.6 million as compared to $723.6 million for the full year of 2009, an increase of $16.0 million, or 2.2%. This increase was due to a $25.0 million, or 4.1%, revenue increase at our Radio Markets segment partially offset by an $8.6 million revenue decrease at our Radio Network segment. The increase in revenue at our Radio Markets segment is due to increases in both national and local advertising. In general, the larger metropolitan markets performed better than our medium to small metropolitan markets. Our revenue growth at the Radio Markets was negatively impacted by the nonrenewal of the Oakland Raiders football contract and the termination of a local marketing agreement to operate a station in Knoxville, TN. Excluding the impact of the above, revenue at the Radio Markets increased by 4.5%.

The decrease in Radio Network revenue was due in part to the elimination of certain unprofitable programs in 2010 as well as lower revenue from our news-related radar networks.

Operating income for the full year of 2010 was $152.2 million as compared to an operating loss of $842.3 million in the corresponding 2009 period, an improvement of $994.5 million. This improvement in operating income is primarily due to a decrease in asset impairment charges of $985.7 million. Operating income in 2010 also reflects the application of fresh-start accounting, which required the Company to fair value its assets and liabilities as of May 31, 2010, the fresh-start date.

Segment operating income was $272.2 million for the year ended December 31, 2010, compared to $218.5 million for 2009. This increase of $53.7 million, or 24.6%, was due to a $39.7 million increase at our Radio Markets segment and a $14.0 million increase at our Radio Network segment.

Adjusted EBITDA was $251.2 million for the full year 2010 compared to $196.3 million for the full year 2009, a $54.9 million increase, or 28.0%.

Additional Information

As of December 31, 2010, the Company’s total borrowings were $750.0 million, which consisted of $400.0 million in senior notes and a $350.0 million term loan. Cash on hand was approximately $111.6 million.

Segment Results

The table below presents net revenue and segment operating income for the Company for the three and twelve months ended December 31, 2010 and 2009.

	Successor	Predecessor	Predecessor & Successor	Predecessor
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
		(In thousands)

Net revenue:
Radio Markets	$164,963	$161,243	$629,123	$604,120
Radio Network	27,678	32,537	115,248	123,839
Eliminations	(1,130)	(922)	(4,805)	(4,339)

Net revenue	$191,511	$192,858	$739,566	$723,620

Segment operating income:
Radio Markets	$68,844	$59,518	$254,614	$214,942
Radio Network	4,909	5,925	17,545	3,559

Segment operating income	$73,753	$65,443	$272,159	$218,501

Bankruptcy Proceedings

On December 20, 2009, the Company and certain of its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). In connection with the Chapter 11 cases, on February 3, 2010, the Debtors filed with the Court a proposed joint plan of reorganization and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On March 15, 2010, the Debtors filed with the Court a first modified joint plan of reorganization and on May 10, 2010, the Debtors filed a second modified joint plan of reorganization (as modified, the “Plan”) pursuant to Chapter 11 of the Bankruptcy Code. On May 19, 2010, the Bankruptcy Court entered an order confirming the Plan, and on May 26, 2010, the Federal Communications Commission granted the long form applications for transfer of control of the Company’s FCC licenses to the new stockholders of the Successor. On June 3, 2010 (the “Effective Date”), the Debtors consummated their reorganization and the Plan became effective. The distribution of securities of the Company under the Plan was made on the Effective Date.

Our Station Portfolio

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the United States. For more information, visit www.citadelbroadcasting.com.

Forward-Looking Statements

This press release, as well as other statements made by the Company, may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current views with respect to current events and financial performance as of the date they were made. Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the impact of decreased spending by advertisers and changes in the economy; (ii) the ability of the Company to maintain contracts and leases that are critical to its operations; (iii) the ability of the Company to execute its business plans and strategy; (iv) the ability of the Company to attract, motivate and/or retain key executives and associates; (v) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (vi) increased competition in the radio broadcasting industry; (vii) the ability of the Company to renew its licenses with the FCC and comply with FCC regulations and policies; (viii) the impact of current or pending legislation and regulation, antitrust considerations, and pending or future litigation or claims; (ix) the possibility that the Cumulus merger or the related financing is not consummated; (x) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (xi) the outcome of any legal proceedings that have been or may be instituted against the Company relating to the merger agreement; (xii) the inability of the Company to complete the Cumulus merger due to the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other condition of the Cumulus merger; (xiii) the failure to realize the expected benefits of the Cumulus merger; (xiv) general economic and business conditions that may affect the companies before or following the Cumulus merger; (xv) the impact of the Chapter 11 proceedings, and any claims not discharged in the Chapter 11 proceedings, on the Company’s future operations; (xvi) changes in the financial markets; (xvii) fluctuations in interest rates; (xviii) changes in market conditions that could impair the Company’s goodwill or intangible assets; (xix) changes in governmental regulations; (xx) changes in policies or actions or in regulatory bodies; (xxi) changes in uncertain tax positions and tax rates; and (xxii) changes in capital expenditure requirements. More detailed information about these and other factors is set forth in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

On March 10, 2011, the Company announced that it had entered into a definitive merger agreement with Cumulus Media, Inc. (NASDAQ: CMLS) under which Cumulus would acquire the Company in a cash-and-stock transaction. The Company filed a Form 8-K on March 11, 2011, which included forward-looking statements regarding potential risks and uncertainties associated with the merger and related financing. Such risks, include, but are not limited to, the possibility that the merger or the related financing is not consummated, the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the merger, the failure to realize the expected benefits of the merger, and general economic and business conditions that may affect the companies before or following the merger.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands)

(unaudited)

	Successor	Predecessor	Predecessor & Successor	Predecessor
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009

Net revenue	$191,511	$192,858	$739,566	$723,620

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $658, $400, $1,480 and $1,516, respectively	71,927	77,126	280,697	306,648
Selling, general and administrative, including non-cash compensation expense of $2,214, $993, $4,029 and $3,884, respectively	48,703	51,682	192,219	203,871
Corporate general and administrative, including non-cash compensation expense of $9,748, $229, $15,157, and $5,135, respectively	15,229	6,156	35,323	26,320
Local marketing agreement fees	104	257	834	1,027
Asset impairment and disposal charges	—	—	—	985,653
Depreciation and amortization	25,111	7,574	69,929	35,599
Other, net	5,290	530	8,340	6,841

Operating expenses	166,364	143,325	587,342	1,565,959

Operating income (loss)	25,147	49,533	152,224	(842,339)

Reorganization items, net	—	4,556	(1,014,077)	4,556
Interest expense, net	18,505	62,155	63,136	190,175
Extinguishment of debt	20,969	—	20,969	(428)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	984	814

(Loss) income before income taxes	(15,311)	(17,178)	1,081,212	(1,037,456)

Income tax (benefit) expense	(6,834)	(19,032)	13,290	(254,097)

Net (loss) income	$(8,477)	$1,854	$1,067,922	$(783,359)

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Amounts in thousands)

Reconciliation of Segment Operating Income and Adjusted EBITDA to Operating Income or Loss

The following table sets forth the Company’s segment operating income and Adjusted EBITDA for the quarter and twelve months ended December 31, 2010 and 2009. The Company defines “segment operating income” as operating income (loss) adjusted to exclude the following amounts included in its statement of operations: depreciation and amortization, asset impairment and disposal charges, non-cash amounts related to contract obligations, non-cash compensation, corporate general and administrative expenses, local marketing agreement fees, and other, net. The Company defines “Adjusted EBITDA” as segment operating income less local marketing agreement fees and corporate general and administrative expenses, exclusive of non-cash compensation.

Segment operating income and Adjusted EBITDA, among other things, are used by the Company’s management, including its Chief Executive Officer (its chief operating decision-maker), as measures of operating performance; for planning purposes, including the preparation of the Company’s annual operating budget; to allocate resources to enhance the financial performance of the Company’s business; to evaluate the effectiveness of the Company’s business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of the Company’s results with those of other companies; in communications with the Company’s board of directors concerning the Company’s financial performance; and when determining management’s incentive compensation. Adjusted EBITDA is also used by management to measure operating performance. The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since segment operating income and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), these measures should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Segment operating income and Adjusted EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies. In addition, segment operating income and Adjusted EBITDA do not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, segment operating income and Adjusted EBITDA are not necessarily measures of the Company’s liquidity or its ability to fund its cash needs.

Segment operating income and Adjusted EBITDA do not reflect the Company’s future requirements for contractual commitments and capital expenditures; changes in, or requirements for, the Company’s working capital; interest income, interest expense or principal payments on the Company’s debt; payments for income taxes; the non-cash component of employee compensation or certain benefit costs and any replacements of tangible or intangible assets. As segment operating income and Adjusted EBITDA exclude certain financial information compared with operating income or loss, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of segment operating income and Adjusted EBITDA to operating income or loss, the most directly comparable amount reported under GAAP.

	Successor	Predecessor	Predecessor & Successor	Predecessor
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
		(In thousands)

Segment operating income:
Radio Markets	$68,844	$59,518	$254,614	$214,942
Radio Network	4,909	5,925	17,545	3,559

Total segment operating income	73,753	65,443	272,159	218,501
Less:
Corporate general and administrative, excluding related portion of non-cash compensation	(5,481)	(5,927)	(20,166)	(21,185)
Local marketing agreement fees	(104)	(257)	(834)	(1,027)

Adjusted EBITDA	68,168	59,259	251,159	196,289
Less:
Asset impairment and disposal charges	—	—	—	(985,653)
Non-cash compensation expense	(12,620)	(1,622)	(20,666)	(10,535)
Depreciation and amortization	(25,111)	(7,574)	(69,929)	(35,599)
Other, net	(5,290)	(530)	(8,340)	(6,841)

Total operating income (loss)	$25,147	$49,533	$152,224	$(842,339)

Reconciliation of Net (Loss) Income to Free Cash Flow

Free cash flow is defined as net (loss) income (i) plus depreciation and amortization, non-cash compensation expense, other, net, interest expense, income tax (benefit) expense, asset impairment charges, reorganization items, net, extinguishment of debt and write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt related fees (ii) less capital expenditures, cash paid for interest and cash taxes. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs, including the payment of dividends and the repurchase of shares of common stock of the Company. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, free cash flow is not necessarily a measure of the Company’s liquidity or its ability to fund its cash needs. Free cash flow, as defined by the Company, excludes certain financial information when compared with net income or loss, the most directly comparable GAAP financial measure, and users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of free cash flow to net income or loss, the most directly comparable amount reported under GAAP.

	Successor	Predecessor	Predecessor & Successor	Predecessor
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
		(In thousands)
Net (loss) income	$(8,477)	$1,854	$1,067,922	$(783,359)
Adjustments
Depreciation and amortization	25,111	7,574	69,929	35,599
Non-cash compensation expense	12,620	1,622	20,666	10,535
Asset impairment charges	—	—	—	985,653
Other, net	5,290	530	8,340	6,841
Reorganization items, net	—	4,556	(1,014,077)	4,556
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt related fees	984	—	984	814
Extinguishment of debt	20,969	—	20,969	(428)
Interest expense	18,505	62,155	63,136	190,175
Cash paid for interest	(17,427)	(14,384)	(70,410)	(91,190)
Income tax (benefit) expense	(6,834)	(19,032)	13,290	(254,097)
Taxes paid	(108)	432	(868)	(1,804)
Capital expenditures	(2,289)	(2,430)	(10,080)	(7,761)

Free cash flow	$48,344	$42,877	$169,801	$95,534

Reconciliation of Predecessor and Successor Periods

The following tables provide reconciliations of the Predecessor and Successor components of certain operating results for the twelve month period ended December 31, 2010. The tables above for the twelve month period ended December 31, 2010 combine the results of the Predecessor and Successor periods in 2010, which is not in accordance with GAAP, but which the Company believes is useful for management and investors to assess the Company’s ongoing financial and operational performance and trends.

	Successor	Predecessor	Predecessor & Successor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31, 2010
		(In thousands)
Net revenue	$444,142	$295,424	$739,566
Operating income	73,088	79,136	152,224
Segment operating income	170,109	102,050	272,159

Segment Results

	Successor	Predecessor	Predecessor & Successor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31, 2010
		(In thousands)

Net revenue:
Radio Markets	$382,011	$247,112	$629,123
Radio Network	64,924	50,324	115,248
Eliminations	(2,793)	(2,012)	(4,805)

Net revenue	$444,142	$295,424	$739,566

Segment operating income:
Radio Markets	$160,591	$94,023	$254,614
Radio Network	9,518	8,027	17,545

Segment operating income	$170,109	$102,050	$272,159

Reconciliation of Segment Operating Income to Operating Income or Loss

	Successor	Predecessor	Predecessor & Successor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31, 2010
		(In thousands)

Segment operating income:
Radio Markets	$160,591	$94,023	$254,614
Radio Network	9,518	8,027	17,545

Total segment operating income	170,109	102,050	272,159
Less:
Corporate general and administrative, excluding related portion of non-cash compensation	(11,807)	(8,359)	(20,166)
Local marketing agreement fees	(379)	(455)	(834)

Adjusted EBITDA	157,923	93,236	251,159
Less:
Asset impairment and disposal charges	—	—	—
Non-cash compensation expense	(18,785)	(1,881)	(20,666)
Depreciation and amortization	(58,564)	(11,365)	(69,929)
Other, net	(7,486)	(854)	(8,340)

Total operating income	$73,088	$79,136	$152,224

Reconciliation of Consolidated Condensed Statements of Operations

	Successor	Predecessor	Predecessor & Successor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31, 2010
		(In thousands)
Net revenue	$444,142	$295,424	$739,566

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below, and including non-cash compensation expense of $954, $526 and $1,480, respectively	164,594	116,103	280,697
Selling, general and administrative, including non-cash compensation expense of $3,244, $785 and $4,029, respectively	113,637	78,582	192,219
Corporate general and administrative, including non-cash compensation expense of $14,587, $570 and $15,157, respectively	26,394	8,929	35,323
Local marketing agreement fees	379	455	834
Asset impairment and disposal charges	—	—	—
Depreciation and amortization	58,564	11,365	69,929
Other, net	7,486	854	8,340

Operating expenses	371,054	216,288	587,342

Operating income	73,088	79,136	152,224

Reorganization items, net	—	(1,014,077)	(1,014,077)
Interest expense, net	45,365	17,771	63,136
Extinguishment of debt	20,969	—	20,969
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt-related fees	984	—	984

Income before income taxes	5,770	1,075,442	1,081,212

Income tax expense	7,553	5,737	13,290

Net (loss) income	$(1,783)	$1,069,705	$1,067,922

Reconciliation of Net Income (Loss) to Free Cash Flow

	Successor	Predecessor	Predecessor & Successor
	Period from June 1, 2010 through December 31, 2010	Period from January 1, 2010 through May 31, 2010	Year Ended December 31, 2010
		(In thousands)
Net (loss) income	$(1,783)	$1,069,705	$1,067,922
Adjustments
Depreciation and amortization	58,564	11,365	69,929
Non-cash compensation expense	18,785	1,881	20,666
Asset impairment charges	—	—	—
Other, net	7,486	854	8,340
Reorganization items, net	—	(1,014,077)	(1,014,077)
Write-off of deferred financing costs and debt discount upon extinguishment of debt and other debt related fees	984	—	984
Extinguishment of debt	20,969	—	20,969
Interest expense	45,365	17,771	63,136
Cash paid for interest	(45,932)	(24,478)	(70,410)
Income tax expense	7,553	5,737	13,290
Taxes paid	(387)	(481)	(868)
Capital expenditures	(6,671)	(3,409)	(10,080)

Free cash flow	$104,933	$64,868	$169,801

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1670